#09-07
News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace, Inc.
(561) 791-5000 ext. 1450

B/E AEROSPACE REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS; EPS $0.38 PER SHARE, IN-LINE WITH GUIDANCE; UPDATES FULL YEAR 2009 GUIDANCE

WELLINGTON, FL, April 27, 2009 – B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced first quarter 2009 financial results.

FIRST QUARTER HIGHLIGHTS

•
2009 first quarter net sales of $523.7 million increased 10.7 percent as compared with first quarter 2008, reflecting the inclusion of Honeywell’s Consumables Solutions distribution business (HCS), which was acquired on July 28, 2008.  Revenues declined 15.6 percent as compared with first quarter 2008 proforma revenues. (Proforma first quarter 2008 results include the HCS acquisition).

•
2009 first quarter operating earnings, excluding $3.7 million of acquisition, integration and transition (AIT) costs related to the HCS acquisition, were $84.4 million (16.1 percent of sales) and declined by  9.2 percent, as compared with first quarter 2008 proforma operating earnings.

•	2009 first quarter net earnings and net earnings per diluted share were $37.9 million and $0.38, respectively, ($40.3 million and $0.41, respectively, as adjusted to exclude AIT costs).

FIRST QUARTER CONSOLIDATED RESULTS
Net sales for the first quarter of $523.7 million increased by $50.5 million, or 10.7 percent as compared with the first quarter of the prior year.  The $50.5 million increase in consolidated revenues was the result of a $117.4 million, or 96.2 percent, increase in revenues at the consumables management segment (formerly the distribution segment), due to the HCS acquisition, partially offset by a $52.6 million, or 18.9 percent, decrease in revenues at the commercial aircraft segment, and a $14.3 million, or 19.7 percent, decrease in revenues at the business jet segment.

Operating earnings of $80.7 million increased by $3.3 million, or 4.3 percent, as compared with first quarter of the prior year.  Operating earnings and operating margin, exclusive of AIT costs, were $84.4 million and 16.1 percent, respectively.  Including the HCS acquisition in both periods and excluding AIT costs in the current period, first quarter 2009 adjusted operating earnings of $84.4 million declined 9.2 percent as compared with first quarter 2008 proforma operating earnings of $93.0 million.
Net earnings were $37.9 million or $0.38 per diluted share.  Net earnings, adjusted to exclude AIT costs, were $40.3 million or $0.41 per diluted share.
Commenting on the company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace, Inc. said, “The first quarter of 2009 presented a number of challenges including retrofit program deferrals and substantially lower commercial aircraft segment spares and consumables revenues.  Commercial aircraft segment spares revenues and consumables revenues were depressed due to reduced air travel, reduced fleet capacity as a result of aircraft groundings, and airline cash conservation measures.”

Amounts presented in this earnings release on a proforma basis have been calculated as if the HCS acquisition had occurred on January 1, 2008.  See the table in “First Quarter Segment Results” for a presentation of the actual and proforma amounts for the first quarter of 2008.  Additionally, adjusted operating earnings, adjusted net earnings, and adjusted net earnings per diluted share, in each case, excluding AIT costs are non-GAAP financial measures.  See "Reconciliation of Non-GAAP Financial Measures."

AIT costs referred to in this news release are acquisition, integration and transition expenses related to the integration of the HCS business with the company’s existing consumables management segment.

FIRST QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of net sales and operating earnings by segment on an as reported and proforma basis:

	NET SALES
	Three Months Ended March 31,
	($ in millions)
	2009	2008	2008	% Change
		As Reported	Proforma	Proforma
Consumables Management	$239.4	$122.0	$269.4	-11.1%
Commercial Aircraft	225.9	278.5	278.5	-18.9%
Business Jet	58.4	72.7	72.7	-19.7%
Total	$523.7	$473.2	$620.6	-15.6%

	OPERATING EARNINGS
	Three Months Ended March 31,
	($ in millions)
	2009	2008	2008	% Change
		As Reported	Proforma	Proforma
Consumables Management	$47.4	$35.3	$50.9	-6.9%
Commercial Aircraft	28.5	31.5	31.5	-9.5%
Business Jet	4.8	10.6	10.6	-54.7%
Total	$80.7	$77.4	$93.0	-13.2%

Including the HCS acquisition in both periods, consumables management segment revenues were $239.4 million or 11.1 percent lower than 2008 proforma revenues of $269.4 million.  Consumables management segment operating earnings, which include $3.7 million of AIT costs, were $47.4 million.  First quarter 2009 operating earnings, adjusted to exclude AIT costs were $51.1 million (21.3 percent of sales) as compared with first quarter 2008 proforma operating earnings of $50.9 million (18.9 percent of sales).  First quarter 2009 adjusted operating margin expanded 240 basis points as compared with proforma operating margin in the prior year period primarily due to lower margins in the HCS business in the prior year period, more efficient purchasing in the current period and initial synergies arising from the HCS acquisition.
Commercial aircraft segment revenues of $225.9 million decreased 18.9 percent reflecting retrofit program push outs and lower spares revenues.  Spares revenues in the current period declined significantly due to reduced air travel, reduced fleet capacity, and airline cash conservation measures.  Operating earnings in the 2009 period were $28.5 million, or 12.6 percent of sales, an increase of 130 basis points as compared with the same period in the prior year, reflecting improved manufacturing efficiencies and successful cost reduction activities, partially offset by an unfavorable mix due to the lower level of spares revenues.
Business jet segment revenues decreased by $14.3 million, or 19.7 percent, to $58.4 million and operating earnings decreased by $5.8 million, or 54.7 percent, reflecting the negative impact of reduced operating leverage and an unfavorable mix of products sold in the 2009 period as compared to the same period in 2008.

LIQUIDITY AND BALANCE SHEET METRICS
As of March 31, 2009, the company’s net debt-to-net-capital ratio was 43.6 percent.  Net debt was $1,006.5 million, which represents total debt of $1,121.8 million less cash and cash equivalents of $115.3 million.  There were no borrowings outstanding on the company’s $350 million revolving credit facility and the company has no debt maturities until 2014.  Standard & Poor’s recently affirmed the company’s BBB- corporate credit rating.
Working capital as of March 31, 2009 was $1,183.1 million, up $9.4 million as compared with working capital as of December 31, 2008.  During the first quarter of 2009 the company successfully completed its initiative to bring HCS inventories in line with the B/E Aerospace stocking distribution model.  The investment in inventories at the consumables management segment was the principal reason for the increase in working capital.

BOOKINGS AND ORDERS
Bookings during the first quarter of 2009 were approximately $475 million, a book-to-bill ratio of approximately 0.9 to 1.  Backlog at the end of the quarter was approximately $2.8 billion, an increase of approximately 22 percent as compared with the company’s March 31, 2008 backlog, but approximately 3 percent lower than backlog at December 31, 2008.
Mr. Khoury commented, “The impact of the global economic crisis on our customers has negatively impacted demand for new aircraft, for retrofits, and particularly for spares and consumables.  Lower corporate profits, dysfunctional capital markets and negative political commentary regarding corporate offsite meetings and business jet utilization have also impacted demand for both air travel and business jets.  These conditions will likely continue to impede bookings activity during 2009.”
Mr. Khoury continued, “While the near-term prospects for major new-buy or retrofit programs appears to be at trough levels, we are pleased with the success of our strategic “OEM direct”, or supplier furnished equipment (SFE) focus, which will substantially increase our revenue content per aircraft.  These successes include awards for our next generation galley for the A350 XWB, our patented passenger oxygen system for the A350 XWB, our oxygen/PSU award for the B787, our new LED cabin lighting systems award and our new vacuum waste management systems awards.  The value of the long-term OEM direct program awards, which we have won, now totals over $2.3 billion, only a very small portion of which is included in the company’s backlog.  Our backlog of $2.8 billion along with unbooked SFE awards is in excess of $5 billion.  As we deliver our backlog, our $7.3 billion installed base is expected to grow very substantially.  This increase in our installed base should eventually drive a significant increase in the size of our spares business.”

OUTLOOK
Commenting on the company’s outlook, Mr. Khoury stated, “The weakened global economy has caused industry conditions to continue to worsen in 2009.  International passenger traffic declined by more than 10 percent in February 2009 compared with February 2008.  Premium traffic was down sharply, declining nearly 20 percent in the two-month period ended February 2009 compared to the prior year period.  International cargo traffic, which began falling in June 2008, took a further steep decline of 23 percent in the latest three-month period compared to the same period a year ago. Air freighters are now being parked at unprecedented rates, and demand for passenger-to-freighter conversions is expected to be soft for the foreseeable future.  The resulting lower yields for the global airline industry are causing our customers to increase the number of parked aircraft and to further defer new aircraft deliveries.  In addition, due to the factors discussed above, business jet manufacturers have reduced delivery rates, in some cases, by up to 40 percent.  We also believe the major commercial airframe manufacturers will further reduce their delivery rates in 2010.  We have responded to this new, further downdraft in conditions by initiating further cost reduction efforts.”
 “Despite current market conditions we believe we have positioned the company well for the downturn.  We have responded quickly and decisively to reduce our cost structure.  Despite lower near-term revenue expectations, we expect to be able to maintain or even slightly expand operating margin driven by the consumables management and commercial aircraft segments.  Margin expansion in the consumables management segment is expected to be driven by successful execution of our HCS integration efforts, while further margin expansion in the commercial aircraft segment is expected to be driven by our global sourcing initiatives, stringent cost controls and our continuous improvement initiatives.  Our balance sheet is healthy and we have no debt maturities until 2014.  We believe that our strategic business decision to alter our business mix so that more than half of our business is related to consumables and spares demand, along with our strategic focus on OEM direct, or SFE programs, will have a profound impact on our business in the future.  We believe that 2009 will be the trough year for B/E Aerospace bookings, backlog and earnings.  Our expectation is that there will be an improvement in order rates and sales for our consumables and commercial aircraft spares businesses in 2010, and that beginning in 2010 there will be a strengthening in orders and an expansion of our backlog due to the conversion of SFE program awards, that we have already won, to purchase orders, which will drive revenue growth in 2011 and beyond.  Nevertheless, until we see order rates and shipments for consumables and spares improve, it is unlikely that quarterly earnings will exceed the first quarter 2009 level,” concluded Mr. Khoury.

The company’s 2009 financial guidance is as follows:
•	2009 revenues are expected to be approximately $1.9 billion, or about 23 percent lower than 2008 proforma revenues giving effect to the inclusion of the HCS business for all of 2008.
•
Net earnings per diluted share are expected to trough in 2009 and are expected to be approximately $1.50 per diluted share, excluding AIT costs of approximately $0.10 per diluted share, reflecting deterioration in mix due to lower sales of commercial aircraft segment spares, and consumables.

•
The company has now successfully completed its investments in consumables inventories to bring HCS in line with the B/E Aerospace inventory stocking distribution model.  As expected, these investments resulted in a substantial use of cash during the first quarter.  Despite the planned use of cash in the first quarter and the company’s somewhat lower financial guidance, the company continues to expect positive cash generation for the balance of the year.

•
The company expects a book-to-bill ratio below one and a decrease in backlog during 2009, but expects an expansion in orders and backlog beginning in 2010 due to an expected rebound in demand for consumables and spares, and due to the conversion of unbooked SFE awards to bookings.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, B/E Aerospace’s financial guidance and industry expectations for the next several years and the expected benefits from the HCS acquisition.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E Aerospace’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in B/E Aerospace’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate about 60 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace, Inc. website at www.beaerospace.com.

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED
	March 31,	March 31,
	2009	2008
Net sales	$523.7	$473.2
Cost of sales	347.0	304.1
Selling, general and administrative	72.0	56.3
Research, development and engineering	24.0	35.4
Operating earnings	80.7	77.4
Operating margin	15.4%	16.4%
Interest expense, net	22.5	2.8
Earnings before income taxes	58.2	74.6
Income tax expense	20.3	26.1
Net Earnings	$37.9	$48.5

Net Earnings per Common Share
Basic	$0.39	$0.53
Diluted	$0.38	$0.53
Common shares:
Basic weighted average	98.3	91.6
Diluted weighted average	98.6	92.0

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	March 31,	December 31
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$115.3	$168.1
Accounts receivable, net	297.3	271.4
Inventories, net	1,246.7	1,197.0
Deferred income taxes	8.0	22.1
Other current assets	21.1	24.8
Total current assets	1,688.4	1,683.4
Long-term assets	1,266.2	1,246.7
	$2,954.6	$2,930.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$505.3	$509.7
Long-term liabilities	1,149.7	1,153.9
Total stockholders’ equity	1,299.6	1,266.5
	$2,954.6	$2,930.1

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	THREE MONTHS ENDED
	March 31,	March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$37.9	$48.5
Adjustments to reconcile net earnings to net cash flows used in operating activities, net of effects from acquisitions:
Depreciation and amortization	11.8	9.1
Provision for doubtful accounts	0.4	0.4
Non-cash compensation	5.3	3.7
Deferred income taxes	13.7	21.9
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(28.8)	(60.2)
Inventories	(79.9)	(46.2)
Other current assets and other assets	3.9	2.1
Payables, accruals and other liabilities	(3.8)	(14.2)
Net cash flows used in operating activities	(39.5)	(34.9)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10.0)	(8.5)
Net cash flows used in investing activities	(10.0)	(8.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	-	0.2
Principal payments on long-term debt	(1.4)	(0.2)
Borrowings on line of credit	-	22.0
Repayments on line of credit	-	(22.0)
Net cash flows used in financing activities	(1.4)	-

Effect of foreign exchange rate changes on cash and cash equivalents	(1.9)	2.2

Net decrease in cash and cash equivalents	(52.8)	(41.2)

Cash and cash equivalents, beginning of period	168.1	81.6

Cash and cash equivalents, end of period	$115.3	$40.4

B/E Aerospace, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes the financial measures “adjusted operating earnings” on a consolidated basis and for the consumables management segment, “adjusted net earnings” and “adjusted net earnings per diluted share,” which are “non-GAAP financial measures” as defined in Regulation G of the Securities and Exchange Act of 1934.  We define “adjusted operating earnings” as operating earnings reported under GAAP less acquisition, integration and transition costs.  We define “adjusted net earnings” and “adjusted net earnings per diluted share” as net earnings and net earnings per diluted share reported under GAAP less acquisition, integration, transition costs.

We use adjusted net earnings, adjusted net earnings per diluted share and adjusted operating earnings to evaluate and assess the operational strength and performance of its business.  We believe these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the company’s operating performance that were not affected by the acquisition, integration and transition costs associated with the HCS acquisition.  These financial measures should not be viewed as a substitute for, or superior to, net earnings per diluted share or operating earnings, both on a consolidated and on a segment basis, the most comparable GAAP measures, as a measure of the company’s operating performance.

Acquisition, Integration and Transition Costs.  In the first quarter of 2009, the company incurred $3.7 million of acquisition, integration and transition costs relating to the HCS acquisition.

Pursuant to the requirements of Regulation G, the company is providing the following tables which reconcile net earnings and net earnings per diluted share, the most directly comparable GAAP measures, to adjusted net earnings and adjusted net earnings per fully diluted share, respectively, and consolidated and consumables management segment operating earnings, the most directly comparable GAAP measure, to adjusted operating earnings on consolidated basis and on a consumables management segment basis.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS
(In Millions, Except Per Share Data)

Three Months Ended
March 31,
2009
Net earnings, as reported	$37.9
Acquisition, integration and transition costs	3.7
Income taxes on acquisition, integration and transition costs
(using the 35% effective tax rate)	(1.3)
Adjusted net earnings	$40.3

Adjusted net earnings per diluted share	$0.41

Net earnings per diluted share, as reported	$0.38

RECONCILIATION OF OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)

Three Months Ended
March 31,
2009
Operating earnings, as reported	$80.7
Acquisition, integration and transition costs	3.7
Adjusted operating earnings	$84.4

RECONCILIATION OF CONSUMABLES MANAGMENT SEGMENT
OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)

Three Months Ended
March 31,
2009
Consumables, management operating earnings, as reported	$47.4
Acquisition, integration and transition costs	3.7
Adjusted operating earnings	$51.1

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